UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Pharsight Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which the transaction applies:

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(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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The following are (i) a communication to Pharsight Corporation optionholders issued by Pharsight Corporation, relating to the treatment of options under the proposed merger between Tripos (DE), Inc. and Pharsight pursuant to the terms of an Agreement and Plan of Merger dated as of September 8, 2008 and (ii) an employee communication issued by Pharsight Corporation, relating to the proposed merger between Tripos (DE), Inc. and Pharsight pursuant to the terms of an Agreement and Plan of Merger dated as of September 8, 2008.

PHARSIGHT CORPORATION

Option Notice (“Notice”)

October 2, 2008

Dear Option Holder:

As you may know, Pharsight Corporation (the “Company”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tripos (DE), Inc. (“Parent”) and Pearson Merger Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), whereby Merger Sub will merge with and into the Company (the “Merger”) and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent. The Merger is currently expected to close on or about October 31, 2008 (the “Effective Time”).

We would like to thank you for your efforts and support in helping to build a successful company.

We also want to take a moment to inform you how your options to purchase shares of the Company’s common stock (the “Options”) under the Company’s Amended and Restated 2000 Equity Incentive Plan, 1997 Stock Plan, as amended, and UK Share Option Plan (together, the “Stock Plans”) are being treated in connection with the Merger. This letter shall serve as notice of the Merger and the treatment of your Options in the Merger.

Please be aware that Parent will neither assume nor substitute Parent options for any of your currently outstanding Options in connection with the Merger. Under the terms of the Merger Agreement, the vesting of all shares subject to Options held by current service providers will automatically accelerate immediately prior to the Effective Time, whether or not currently vested or exercisable. Each Company Option that has not been exercised and remains outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Merger consideration per share of common stock, which is $5.50 per share (the “Per Share Amount”), less the per share exercise price of such Option (the “Cash-Out Amount”). This Cash-Out Amount, less applicable withholding, will be paid to you as soon as reasonably practicable following the Effective Time. If the per share exercise price of any of your Options is equal to or greater than the Per Share Amount, such Options will be cancelled effective on the date of the Merger without any payment for such Options.

If you are a U.S. taxpayer and you receive a Cash-Out Amount for your Options, you will recognize ordinary income in the amount of your aggregate Cash-Out Amount at the time that such cash is paid to you, regardless of whether your Options are incentive stock options or nonstatutory stock options. Any ordinary income you recognize on your Cash-Out Amount will constitute wages and, if you were an employee at the time of your Options grant, will be subject to the collection of applicable federal and state income, employment and other tax withholding.

For example, assume you are a U.S. taxpayer and have an Option to purchase 1,000 shares with an exercise price of $2.50 per share. You would receive a Cash-Out Amount equal to the Per Share Amount less the exercise price of your Option (less applicable tax withholding). The per share Cash-Out Amount is calculated as the difference between the $5.50 per share payment to holders of common stock under the Merger Agreement minus the $2.50 per share exercise price of each Option share, which equals $3.00 per share. As a result, you would recognize ordinary income on $3.00 per share. If you were an employee at the time of your Options grant, this $3.00 would be subject to the collection of applicable federal and state income, employment and other tax withholding.

Please note that the above example is for demonstration purposes only. Please also note that it does not discuss foreign tax laws. Please consult your own tax advisor as to the specific implications to you of the Merger, including the applicability and effect of federal, state, local and foreign tax laws.

If you have any questions regarding the foregoing, please contact me at (650) 314-3873.

Sincerely, PHARSIGHT CORPORATION

By:	/s/ William Frederick
	Name:	William Frederick
	Title:	Senior Vice President and Chief Financial Officer

Additional Information and Where to Find It

In connection with the proposed transaction, on October 1, 2008, Pharsight Corporation filed a definitive proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents filed by Pharsight Corporation with the SEC by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).

From: Shawn Oconnor

Sent: Thursday, October 02, 2008 10:50 AM

To: #All Pharsight Employees

Subject: Merger Update

All Pharsight Employees:

I wanted to provide you all with a status update on our merger with Tripos. Since my last email on September 9th, we filed a preliminary proxy statement with the SEC for review and comment. Last Friday, we received input from the SEC that they were not going to review our preliminary proxy for comment which allowed us to move forward with filing and mailing our definitive proxy statement.

Yesterday, we filed the definitive proxy statement, which provides notice of a special meeting of shareholders to be held on October 27th at 10:00 AM. This meeting is for our shareholders to approve the merger agreement with Tripos. The definitive proxy statement is being mailed to shareholders today, and those of you who own shares should be receiving a copy shortly in the mail. A copy of the proxy statement can be found on our website under “About Pharsight /Investor Relations/ SEC Filings”. If our shareholders approve the merger agreement, then we expect to close the transaction on or around October 31st.

For those of you who own options (which is all of you), Quynh will be sending out notices which will provide you information on how your options will be treated in connection with the merger. A copy of this notice will also be posted on PharsightNet for reference. Any questions regarding the optionee notice should be directed to Quynh.

Lastly, Jody will be moving this quarter’s company meeting, currently scheduled for Monday, October 27th, to Monday, November 3rd. This timing should coincide with Pharsight’s first day after completion of the merger with Tripos.

I want to thank everyone for remaining focused on executing their responsibilities the last several weeks to complete the end of the second quarter. I will continue to communicate merger information and plans as we move forward.

I will be in the Mountain View office this week and will be visiting the Cary office next week for the Sales Meeting should you have any additional questions.

Shawn

Shawn M. O’Connor

Chairman and CEO

Pharsight Corporation

321 E. Evelyn Ave., 3rd Floor

Mountain View, CA 94041

Additional Information and Where to Find It

In connection with the proposed transaction, on October 1, 2008, Pharsight Corporation filed a definitive proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents filed by Pharsight Corporation with the SEC by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).